Exhibit 99.01

FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
January 20, 2005                                  3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com


                     FX Energy Reports Rusocin-1 Well to be
                        Completed for Production Testing

Salt Lake City, January 20, 2005 - FX Energy, Inc. (Nasdaq: FXEN) reported today that the Rusocin-1 well will be completed for an extended production test. Results of the initial DST indicate that the reservoir may extend beyond the mapped faults suggesting a larger reservoir along the Wolsztyn High. The well will be put into production for a period of sufficient duration to determine the extent of the reservoir. The Rusocin-1 found what is believed to be the lower edge of a pinchout at the top of the Rotliegendes sandstone with 20-25% porosity.

Richard Hardman, head of the technical team for FX Energy stated, "The presence of gas in the Rusocin-1 well has important implications for the prospectivity of Fences I where a major pinchout play against the Wolsztyn Basement High has been recognized in the south of the block. Rusocin was the first test of the concept. Recently FX obtained new seismic data over the Lugi extension of the play to the southeast and also over Dolsk to the west of Rusocin. Since the play has been positively established by Rusocin-1, both of these now appear lower risk. There are also other opportunities along this trend in the immediate vicinity of the well."

The Company also reported that operations to remediate an incomplete cement job in the Sroda-4 well are underway. The well has been plugged back and will be sidetracked to a true vertical depth of 3550 meters where it will again be cased prior to drilling into the Rotliegendes.

The Polish Oil and Gas Company ("POGC") owns a 51% interest and operates both the Sroda-4 and Rusocin-1 wells and FX Energy owns 49%.

FX Energy holds interests in four project areas in Poland:

         o The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest except for approximately 45,000 acres around the Zaniemysl-3 well where FX holds 24.5%, CalEnergy holds 24.5% and POGC holds 51%.

         o The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

         o The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

         o The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds a 45% interest.

                              _____________________

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.

This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.